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Exhibit 8.4

        May            , 2002

Draft: Tax Opinion

Platinum Underwriters Holdings, Ltd.,
Clarendon House,
2 Church Street,
Hamilton HM 11,
Bermuda

Ladies and Gentlemen,

We have acted as Irish Tax Counsel to Platinum Underwriters Holdings, Limited (the "Company") in connection with the Registration Statement on Form S-1 filed by the Company on the date hereof with the Securities and Exchange Commission (the "Registration Statement").

Based on the facts contained in the Registration Statement we confirm our opinion relating to matters of Irish tax law, as of the date of this letter, as set forth under the heading "Certain Tax Considerations" in the Prospectus included in the Registration Statement.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us under the heading "Certain Tax Considerations" in the Prospectus in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

This letter is addressed to the SEC for its benefit for the purpose of its approval of the Registration Statement and the proposals relating to the Company and is not to be relied on by others without our permission.

                      Very truly yours,

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Draft: Tax Opinion